EXHIBIT A
                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of the 16th day of December, 1997 (the "Agreement"), by and between FFVA Financial Corporation ("FFVA Financial") and One Valley Bancorp, Inc. ("One Valley").

         WHEREAS, One Valley and FFVA Financial have entered into an Agreement and Plan of Merger, dated as of the 16th day of December, 1997 (the "Merger Agreement"), providing for, among other things, the merger of FFVA Financial with and into One Valley, with One Valley as the surviving corporation; and

         WHEREAS, as a condition and inducement to One Valley's execution of the Merger Agreement, One Valley has required that FFVA Financial agree, and FFVA Financial has agreed, to grant One Valley the Option (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, FFVA Financial and One Valley agree as follows:

         1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, FFVA Financial hereby grants to One Valley an irrevocable option (the "Option") to purchase up to 490,000 shares (as adjusted as set forth herein) (the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares) of Common Stock, par value $.10 per share ("FFVA Financial Common Stock"), of FFVA Financial at a purchase price per Option Share (the "Purchase Price") equal to the average closing bid and ask prices on the next business day following the public announcement of the Merger.

         3. EXERCISE OF OPTION.

         (a) One Valley may exercise the Option, in whole or in part, at any time and from time to time following (but only following) the occurrence of a Fee Event (as defined in the Merger Agreement); provided, however, that the Option shall terminate and be of no further force and effect upon the occurrence of a Fee Termination Event (as defined in the Merger Agreement); and provided, further, that One Valley shall have sent the written notice of such exercise as provided for below within six months following such Fee Event (or such later period as provided in Section 12(k)). The rights set forth in Section 8 of this Agreement shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein. This Option may not be exercised at any time when One Valley shall be in material and willful breach of any of its covenants or agreements contained in the Merger Agreement such that FFVA Financial shall be entitled to terminate the Merger Agreement pursuant to Section 9.1(b) thereof.

         (b) In the event One Valley wishes to exercise the option, it shall send to FFVA Financial a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, FFVA Financial shall cooperate with One Valley in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).


         4. PAYMENT AND DELIVERY OF CERTIFICATES.

         (a) On each Closing Date, One Valley shall (i) pay to FFVA Financial, in immediately available funds by wire transfer to a bank account designated by FFVA Financial, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to FFVA Financial at the address of FFVA Financial specified in Section 12(f) hereof.

         (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) FFVA Financial shall deliver to One Valley (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement


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evidencing the right to purchase the balance of the shares of FFVA Financial
Common Stock purchasable hereunder, and (ii) One Valley shall deliver to FFVA Financial a letter agreeing that One Valley shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

         (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF DECEMBER 16, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY FFVA FINANCIAL OF A WRITTEN REQUEST THEREFOR.

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if One Valley shall have delivered to FFVA Financial a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to FFVA Financial and its counsel, to the effect that such legend is not required under the Securities Act.

         5. REPRESENTATIONS AND WARRANTIES OF FFVA FINANCIAL. FFVA Financial hereby represents and warrants to One Valley as follows:

         (a) DUE AUTHORIZATION. FFVA Financial has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FFVA Financial. This Agreement has been duly executed and delivered by FFVA Financial.

         (b) AUTHORIZED STOCK. FFVA Financial has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver FFVA Financial Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of FFVA Financial Common Stock necessary for One Valley to exercise the Option, and FFVA Financial will take all necessary corporate action to authorize and reserve for issuance all additional shares of FFVA Financial Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of FFVA Financial Common Stock to be issued upon due exercise of the Option, including all additional shares of FFVA Financial Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of FFVA Financial.

         6. REPRESENTATIONS AND WARRANTIES OF ONE VALLEY. One Valley hereby represents and warrants to FFVA Financial that:

         (a) DUE AUTHORIZATION. One Valley has all requisite corporate power and authority to enter into this Agreement and, subject to any required approvals or consents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of One Valley. This Agreement has been duly executed and delivered by One Valley.

         (b) PURCHASE NOT FOR DISTRIBUTION. This Option is not being, and any Option Shares or other securities acquired by One Valley upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

         (a) In the event of any change in FFVA Financial Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that One Valley shall receive, upon exercise of the Option, the number and class of shares or other securities or property that One Valley would have received in respect of FFVA Financial Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of FFVA Financial Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of FFVA Financial Common Stock subject to the Option shall be adjusted so that, after


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


such issuance, it, together with any shares of FFVA Financial Common Stock previously issued pursuant hereto, equals 9.9 % of the number of shares of FFVA Financial Common Stock then issued and outstanding, after giving effect to any shares subject to or issued pursuant to the Option.

         (b) In the event that FFVA Financial or its Subsidiary shall enter into an agreement: (i) to consolidate with or merge into any person, other than One Valley or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than One Valley or one of its subsidiaries, to merge into FFVA Financial and FFVA Financial shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of FFVA Financial Common Stock shall be changed into or exchanged for stock or other securities of FFVA Financial or any other person or cash or any other property or the outstanding shares of FFVA Financial Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or the assets of its subsidiary to any person, other than One Valley or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of One Valley, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), FFVA Financial (such person being referred to as the "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to One Valley. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the Assigned Value (as is hereinafter defined) multiplied by the number of shares of FFVA Financial Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of FFVA Financial Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

         (e) The following terms have the meanings indicated:

         (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with FFVA Financial (if other than FFVA Financial), (ii) FFVA Financial in a merger in which FFVA Financial is the continuing or surviving person, and (iii) the transferee of all or any substantial part of FFVA Financial 's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

         (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

         (III) "Assigned Value" shall mean the highest of (i) the price per share of FFVA Financial Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than One Valley), (ii) the price per share of FFVA Financial Common Stock to be paid by any person (other than One Valley) pursuant to an agreement with FFVA Financial, and (iii) the highest closing sales price per share of FFVA Financial Common Stock quoted on the NASDAQ/NMS (or if FFVA Financial Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by One Valley) within the six-month period immediately preceding the agreement; provided, however, that in the event of a sale of less than all of FFVA Financial 's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of FFVA Financial as determined by a nationally recognized investment banking firm selected by One Valley (or by a majority in interest of the grantees if there shall be more than one grantee (a "Grantee Majority")), divided by the number of shares of FFVA Financial Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for FFVA Financial Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for FFVA Financial Common Stock shall be determined by a nationally recognized investment banking firm selected by One Valley. (If there shall then be more than one grantee, any such selection shall be made by a Grantee Majority.)


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         (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the agreement referred to in subsection (b) of Section 7, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such agreement; provided that if FFVA Financial is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by FFVA Financial, the person merging into FFVA Financial or by any company which controls or is controlled by such person, as One Valley may elect.

         (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the aggregate of the shares of the Substitute Common Stock outstanding after exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the aggregate of the shares of the Substitute Common Stock but for this subsection (f), the Substitute Option Issuer shall make a cash payment to One Valley equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this subsection (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this subsection (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by One Valley (or a Grantee Majority).

         (g) FFVA Financial shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of FFVA Financial hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by the Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of the Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer). In addition, FFVA Financial shall not enter into any agreement of the type described in Section 7(b) unless the other party thereto commits to provide the funding required for FFVA Financial to pay the Section 8 Repurchase Consideration.

         (h) The provisions of Sections 8, 9 and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "FFVA Financial," "Option," "Purchase Price" and "FFVA Financial Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price" and "Substitute Common Stock," respectively.

         8. REPURCHASE AT THE OPTION OF ONE VALLEY.

         (a) Subject to the second last sentence of Section 3(a) hereof, at the request of One Valley at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) below) and ending 12 months immediately thereafter, FFVA Financial shall repurchase from One Valley (I) the Option and (II) all shares of FFVA Financial Common Stock purchased by One Valley pursuant hereto with respect to which One Valley then has beneficial ownership. The date on which One Valley exercised its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

         (i) the aggregate Purchase Price paid by One Valley for any shares of FFVA Financial Common Stock acquired pursuant to the option with respect to which One Valley then has beneficial ownership;

        (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of FFVA Financial Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of FFVA Financial Common Stock with respect to which the Option has not been exercised; and

       (iii) the excess, if any, of (x) the Applicable Price over (y) the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by One Valley for each share of FFVA Financial Common Stock with respect to which the Option has been exercised and with respect to which One Valley then has beneficial ownership, multiplied by the number of such shares.

         (b) If One Valley exercises its rights under this Section 8, FFVA Financial shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to One Valley in immediately available funds, and contemporaneously with such payment One Valley shall surrender to FFVA Financial the Option and the certificates evidencing the shares of FFVA Financial Common Stock purchased thereunder with respect to which One Valley then has beneficial ownership, and One Valley shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Office of Thrift Supervision or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, One Valley shall have the ongoing option to revoke its request

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
for repurchase pursuant to Section 8, in whole or in part, or to require that FFVA Financial deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Office of Thrift Supervision or any other regulatory authority disapproves of any part of FFVA Financial's proposed repurchase pursuant to this Section 8, FFVA Financial shall promptly give notice of such fact to One Valley. If the Office of Thrift Supervision or other agency prohibits the repurchase in part but not in whole, then One Valley shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by the Office of Thrift Supervision or other agency, require the repurchase of the Option and/or Option Shares, and One Valley shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii). One Valley shall notify FFVA Financial of its determination under the preceding sentence within five (5) business days of receipt of notice of partial disapproval of the repurchase.

         Notwithstanding anything herein to the contrary, all of One Valley's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

         (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of FFVA Financial Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of FFVA Financial Common Stock received by holders of FFVA Financial Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or
(iii) the highest closing sales price per share of FFVA Financial Common Stock quoted on the NASDAQ/NMS (or if FFVA Financial Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by One Valley) during the 30 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of FFVA Financial's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of FFVA Financial as determined by a nationally recognized investment banking firm selected by One Valley, divided by the number of shares of FFVA Financial Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by One Valley and reasonably acceptable to FFVA Financial, which determination shall be conclusive for all purposes of this Agreement.

         (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than One Valley or any subsidiary of One Valley) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of FFVA Financial Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

         9. REGISTRATION RIGHTS. One Valley shall have the registration rights set forth in Annex A hereto.

         10. QUOTATION; LISTING. If FFVA Financial Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, FFVA Financial, upon the request of One Valley, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of FFVA Financial Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

         11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of One Valley, upon presentation and surrender of this Agreement at the principal office of FFVA Financial for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of FFVA Financial Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by FFVA Financial of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, FFVA Financial will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of FFVA Financial, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

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         12. MISCELLANEOUS.

         (a) EXPENSES. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between One Valley and FFVA Financial (i) constitutes the entire agreement and supersedes all prior agreements and understanding, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than any parties indemnified under Section 9 and transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit One Valley to acquire, or does not require FFVA Financial to repurchase, the full number of shares of FFVA Financial Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of FFVA Financial to allow One Valley to acquire or to require FFVA Financial to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of West Virginia without regard to any applicable conflicts of law rules.

         (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         To FFVA Financial:
                  FFVA Financial Corporation
                  925 Main Street
                  Lynchburg, Virginia  24504
                  Attention:  James L. Davidson, Jr., President and CEO

         With a copy to:
                  Charles E. Sloane, Esquire
                  Malizia, Spidi, Sloane & Fisch, P.C.
                  One Franklin Square
                  1301 K. Street, N.W., Suite 700 East
                  Washington, DC  20005


         To One Valley:
                  One Valley Bancorp, Inc.
                  One Valley Square
                  P. O. Box 1793
                  Charleston, West Virginia  25326
                  Attention:  J. Holmes Morrison

         With a copy to:
                  Merrell S. McIlwain, Esquire
                  One Valley Bancorp, Inc.
                  One Valley Square
                  P. O. Box 1793
                  Charleston, West Virginia  25326


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         (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

         (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that One Valley may assign this Agreement to a wholly owned subsidiary of One Valley and One Valley may assign its rights hereunder in whole or in part after the occurrence of a Fee Event; provided, however, that until the Federal Reserve Board has approved an application by One Valley to acquire the shares of FFVA Financial Common Stock subject to the Option, One Valley may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of FFVA Financial, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on One Valley's behalf or (iv) any other manner approved by the Federal Reserve Board. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any such assignment shall be in compliance with all applicable laws.

         (i) FURTHER ASSURANCES. In the event of any exercise of the Option by One Valley, FFVA Financial and One Valley shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         (k) EXTENSION OF PERIODS. Any period for the exercise of any right hereunder shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the relevant person is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934 by reason of such exercise.

         13. OTHER PROVISIONS. (a)(i) Notwithstanding any other provision of this Agreement, in no event shall One Valley's Total Profit (as hereinafter defined) exceed $6 million and, if it otherwise would exceed such amount, One Valley, as its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to FFVA Financial for cancellation Option Shares previously purchased by One Valley, (c) pay cash to FFVA Financial, or (d) do any combination thereof, so that One Valley's actually realized Total Profit shall not exceed $6 million after taking into account the foregoing actions.

         (ii) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of date of exercise, result in a Notional Total Profit (as defined below) of more than $6 million, provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

         (iii) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by One Valley pursuant to FFVA Financial's repurchase of the Option (or any portion thereof) pursuant to Section 8, (ii) (x) the amount received by One Valley pursuant to FFVA Financial's repurchase of Option Shares pursuant to Section 8, less (y) One Valley's purchase price for such Option Shares, (iii) (x) the net cash amounts received by One Valley pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) One Valley's purchase price of such Option Shares,
(iv) any amounts received by One Valley on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

         (iv) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which One Valley may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by One Valley and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         (b) (i) One Valley may, at any time following a Repurchase Event and prior to the occurrence of a Fee Termination Event (or such later period as provided herein), relinquish the Option (together with any Option Shares issued to and then owned by One Valley) to FFVA Financial in exchange for a cash fee equal to the Surrender Price;
                                       7
provided, however, that One Valley may not exercise it rights pursuant to this
Section 13(b) if FFVA Financial has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 8. The "Surrender Price" shall be equal to $3.5 million (i) plus, if applicable, One Valley's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of
(A) the net cash amounts, if any, received by One Valley pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchange) to any unaffiliated party, over (B) One Valley's purchase price of such Option Shares.

         (ii) One Valley may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 13(b) by surrendering to FFVA Financial, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that One Valley elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 13(b) and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by FFVA Financial.

         (iii) To the extent that FFVA Financial is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to One Valley in full, FFVA Financial shall immediately so notify One Valley and thereafter deliver or cause to be delivered from time to time, to One Valley, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which FFVA Financial is no longer so prohibited; provided, however, that if FFVA Financial at any time after delivery of a notice of surrender pursuant to paragraph (ii) of this Section 13(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to One Valley the Surrender Price in full, (i) FFVA Financial shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide One Valley with copies of the same, and
(c) keep One Valley advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) One Valley may revoke such notice of surrender by delivery of a notice of revocation to FFVA Financial and, upon delivery of such notice revocation, the Fee Termination Date shall be extended to a date six months from the date on which the Fee Termination Date would have occurred if not for the provisions of this
Section 13(b)(iii) (during which period One Valley may exercise any of its rights hereunder, including any and all rights pursuant to this Section 13(b)).

         IN WITNESS WHEREOF, FFVA Financial and One Valley have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                                               ONE VALLEY BANCORP, INC.



                                               By______________________________
                                                   Its President and CEO


                                               FFVA Financial Corporation



                                               By______________________________
                                                   Its President and CEO

                                                                        ANNEX A
                               REGISTRATION RIGHTS

         (1) DEMAND REGISTRATION RIGHTS. FFVA Financial shall, subject to the conditions of Section (3) below, if requested by One Valley (or, if applicable, a Grantee Majority), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of FFVA Financial Common Stock or other securities that have been acquired by or are issuable to One Valley upon exercise of the Option in accordance with the intended method of sale or other disposition stated by One Valley in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and FFVA Financial shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

         (2) ADDITIONAL REGISTRATION RIGHTS. If FFVA Financial at any time after the exercise of the Option proposes to register any shares of FFVA Financial Common Stock under the Securities Act in connection with an underwritten public offering of such FFVA Financial Common Stock, FFVA Financial promptly will give written notice to One Valley (and any permitted transferee) of its intention to do so and, upon the written request of One Valley (or any such permitted transferee of One Valley) given within 30 days after receipt of any such notice (which request shall specify the number of shares of FFVA Financial Common Stock intended to be included in such underwritten public offering by One Valley (or such permitted transferee)), FFVA Financial will cause all such specified shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that FFVA Financial may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4; provided, further, however, that such election pursuant to (i) may only be made one time. If some but not all the shares of FFVA Financial Common Stock, with respect to which FFVA Financial shall have received requests for registration pursuant to this section (2), shall be excluded from such registration, FFVA Financial shall make appropriate allocation of shares to be registered among One Valley and any such permitted transferee desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such holder bears to the total number of shares requested to be registered by all such holders then desiring to have FFVA Financial Common Stock registered for sale.

         (3) CONDITIONS TO REQUIRED REGISTRATION. FFVA Financial shall use all reasonable efforts to cause each registration statement referred to in Section
(1) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that FFVA Financial may delay any registration of Option Shares required pursuant to Section (1) above for a period not exceeding 90 days provided FFVA Financial shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by FFVA Financial. FFVA Financial shall not be required to register Option Shares under the Securities Act pursuant to Section (1) above:

                  (i)      on more than two occasions;

                  (ii)     more than once during any calendar year;

                  (iii) within 90 days after the effective date of a registration referred to in Section 2 above pursuant to which the holder or holders of the Option Shares concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

                  (iv) unless a request therefor is made to FFVA Financial by the holder or holders of at least 25% or more of the aggregate number of Option Shares then outstanding.

         In addition to the foregoing, FFVA Financial shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. FFVA Financial shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that FFVA Financial shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

         (4) EXPENSES. Except where applicable state law prohibits such payments, FFVA Financial will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if FFVA Financial so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section (1) or
(2) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section (1) or (2) above.

         (5) INDEMNIFICATION. In connection with any registration under Section
(1) or (2) above, FFVA Financial hereby indemnifies the holder of the Option Shares, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by FFVA Financial in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to FFVA Financial by such indemnified party expressly for use therein, and FFVA Financial and each officer, director and controlling person of FFVA Financial shall be indemnified by such holder of the Option Shares, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement that was included by FFVA Financial in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to FFVA Financial by such holder or such underwriter, as the case may be, expressly for such use.

         Promptly upon receipt by a party indemnified under this Section (5) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section (5), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this Section (5). In the event that notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

         If the indemnification provided for in this Section (5) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by FFVA Financial, the selling shareholders and the underwriters from the offering of the securities and also the relative fault of FFVA Financial, the selling shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall One Valley or any of its subsidiaries or affiliates be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

         In connection with any registration pursuant to Section (1) or (2) above, FFVA Financial and each holder of any Option Shares (other than One Valley) shall enter into an agreement containing the indemnification provisions of this Section (5).

         (6) MISCELLANEOUS REPORTING. FFVA Financial shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the holder thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144A. FFVA Financial shall at its expense provide the holder of any Option Shares with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

         (7) ISSUE TAXES. FFVA Financial will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save One Valley harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

                                    EXHIBIT B

[DATE]

One Valley Bancorp, Inc.
One Valley Square
P.O. Box 1793
Charleston, WV  25326

ATTN:  General Counsel

Ladies and Gentlemen:

         I have been advised that I might be considered an "affiliate" of FFVA Financial Corporation ("FFVA Financial"), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and as such term relates to pooling of interests accounting treatment for certain business combinations under generally accepted accounting principles and the interpretation of the SEC or its staff, including, without limitation, Section 201.01 of the SEC's Codification of Financial Reporting Policies and the SEC's Staff Accounting Bulletin No. 65.

         One Valley Bancorp, Inc. ("One Valley"), and FFVA Financial have entered into an "Agreement and Plan of Merger", dated as of the 16th day of December, 1997 (the "Merger Agreement"). Upon consummation of the transaction contemplated by the Merger Agreement (the "Merger"), I will receive shares of the Common Stock, par value $10.00 per share ("One Valley Common Stock"), of One Valley, plus cash in lieu of fractional shares, for all shares of Common Stock, par value $.10 per share ("FFVA Financial Common Stock"), of FFVA Financial that I own or as to which I may have an interest. I understand that One Valley and FFVA Financial will consummate the Merger in reliance on my entering into the agreement set forth in this letter (the "Letter Agreement").

         A. I represent and warrant to, and agree with, One Valley that:

         1. I have read this Letter Agreement and the Merger Agreement and, to the extent I have felt necessary, have discussed with my counsel or the counsel to FFVA Financial the requirements of such agreements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of any shares of FFVA Financial Common Stock or One Valley Common Stock.

         2. I shall not make any offer, sale, pledge, transfer or other disposition in violation of the Act or the rules or regulations of the SEC under the Act of the shares of One Valley Common Stock I receive pursuant to the Merger.

         3. Notwithstanding the foregoing and any other agreements to which I am a party relating to any shares of FFVA Financial Common Stock or One Valley Common Stock, I hereby agree that I will not sell or otherwise reduce my risk relative to any shares of FFVA Financial Common Stock or One Valley Common Stock during the period commencing on the date of this Letter Agreement and ending on the date that financial results covering at least thirty days of combined operations of One Valley and FFVA Financial are published following the effective date of the Merger.

         B. I understand and agree that:

         1. I have been advised that any issuance of shares of One Valley Common Stock to me pursuant to the Merger has been registered with the SEC. However, I have also been advised that, since I may be or have been an "affiliate" of FFVA Financial at the time the Merger will be or was submitted for a vote of the stockholders of FFVA Financial and my disposition of shares has not been registered under the Act, I must hold such shares indefinitely unless (i) such disposition of shares is subject to an effective registration statement under the Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Act or (iii) in an opinion of counsel, in form and substance reasonably satisfactory to One Valley, some other exemption from registration is available with respect to any such proposed disposition of such shares.

         2. Stop transfer instructions in accordance with this Letter Agreement will be given to the transfer agents of One Valley and FFVA Financial with respect to the FFVA Financial Common Stock and One Valley Common Stock in connection with the restrictions set forth herein, and there will be placed on the certificate or certificates representing shares of One Valley Common Stock I receive pursuant to the Merger, or any certificates delivered in substitution therefor, a legend stating in substance:

         The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of an agreement between the registered holder hereof and One Valley Bancorp, Inc., a copy of which agreement is on file at the principal offices of One Valley Bancorp, Inc.

         It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect with respect to One Valley Common Stock (and the legends and stock transfer restrictions provided for herein shall be removed), immediately as of the later of (i) such time as financial results covering at least thirty days of combined operations following the effective date of the Merger have been published, and (ii) delivery by the undersigned to One Valley of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to One Valley, or other evidence reasonably satisfactory to One Valley, to the effect that my transfer of my shares of One Valley Common Stock will not violate the Act or any of the rules and regulations of the SEC under the Act.

         The Letter Agreement shall be binding on my heirs, legal representatives and successors.


                                                             Very Truly Yours,



                                                             (name of affiliate)

      Agreed to this         day of
      _______________, 199__


      ONE VALLEY BANCORP, INC.

      By:_____________________

      Its:____________________